UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2015

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, as part of the previously-announced management succession plan, the Boards of Directors of First United Corporation (the “Company”) and its wholly-owned subsidiary, First United Bank & Trust (the “Bank”), appointed Tonya K. Sturm to the position of Chief Financial Officer of the Company and the Bank, effective June 1, 2015. Carissa L. Rodeheaver, who currently serves as President and, until Ms. Sturm’s appointment, served as Chief Financial Officer, will continue to serve as President.

Prior to her appointment as Chief Financial Officer and since September 3, 2008, Ms. Sturm, age 48, served as Vice President and Controller of the Company and the Bank. Prior to that time, she has served as a Staff Auditor of the Bank from July 1996 to June 1998; Credit Analyst of the Bank from June 1998 to March 1999; Staff Accountant of the Bank from April 1999 to May 2002; Senior Staff Accountant of the Bank June 2002 to December 2003; Finance Manager of the Bank from January 2004 to May 2006: and Vice President and Director of Finance of the Bank from June 2006 to August 2008. Ms. Sturm is a graduate of Maryland Banker’s Association Advanced School of Bank Management and the Graduate School of Banking Financial Managers’ School. Locally, Ms. Sturm serves on the Board as Treasurer of the Mountain Laurel Medical Center, Treasurer of the Southern Garrett Alumni Association and attends Grace Reformed Church. She continues her education and professional development by attending various conferences and workshops focused on financial accounting and management for the banking industry.

There were no changes to Ms. Sturm’s compensatory arrangements made in connection to the appointment. Future changes in relation to the appointment will be disclosed in a future report.

Ms. Sturm is not a party to any transaction with the Company or any of its subsidiaries of the types subject to disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED CORPORATION

Dated: June 2, 2015	By:	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver
President